PROSPECTUS Dated June 2, 1997                    Pricing Supplement No. 60 to
PROSPECTUS SUPPLEMENT                    Registration Statement No. 333-27919
Dated June 2, 1997                                              March 4, 1998
                                                               Rule 424(b)(3)
                   Morgan Stanley, Dean Witter, Discover & Co.
                           MEDIUM-TERM NOTES, SERIES C
                           Senior Floating Rate Notes
                        --------------------------------


       The Medium-Term Notes, Series C (Senior Floating Rate Notes) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date and will not be redeemable at the option of Morgan Stanley, Dean Witter, Discover & Co. prior to the Maturity Date. The Notes are further described under "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, subject to and as modified by the provisions described below.

       Under the Taxpayer Relief Act of 1997, with respect to an individual, the long-term capital gain, if any, recognized on an asset held for more than eighteen months may be subject to a lower rate (or rates) of United States federal income taxation than the long-term capital gain recognized on an asset held for eighteen months or less.



Principal Amount:                   $15,000,000

Maturity Date:                      March 9, 2000; provided that if
                                    such day is not a Business Day,
                                    the payment of principal and
                                    interest will be made on the next
                                    succeeding Business Day, and
                                    no interest on such payment
                                    shall accrue for the period from
                                    and after the Maturity Date

Interest Accrual
    Date:                           March 9, 1998

Interest Payment
    Dates:                          Each March 9, June 9,
                                    September 9 and December 9,
                                    commencing June 9, 1998;
                                    provided that the final Interest
                                    Payment Date will be the
                                    Maturity Date.  If any such day
                                    (other than the Maturity Date) is
                                    not a Business Day, such
                                    Interest Payment Date will be
                                    the next succeeding Business
                                    Day, except that if such
                                    Business Day is in the next
                                    succeeding calendar month,
                                    such Interest Payment Date
                                    shall be the next preceding day
                                    that is a Business Day

Initial Interest Rate:              To be determined two London
                                    Banking Days prior to the date
                                    of issuance

Base Rate:                          LIBOR

Index Maturity:                     3 Months

Spread (Plus or Minus):             Plus 0.06% per annum

Index Currency:                     U.S. Dollars

Interest Payment
    Period:                         Quarterly

Specified Currency:                 U.S. Dollars

Issue Price:                        100.00%

Settlement Date
    (Original Issue Date):          March 9, 1998

Initial Interest Reset
    Date: June 9, 1998, or if such day is not a Business Day, the next succeeding Business Day, except that if such Business Day is in the next succeeding calendar month, such Initial Interest
                                    Reset Date shall be the next
                                    preceding day that is a Business
                                    Day

Interest Reset Dates:               Same as Interest Payment Dates

Interest Reset Period:              Quarterly

Interest Determination
    Dates:                          Two London Banking Days
                                    prior to each Interest Reset Date

Reporting Service:                  Telerate (Page 3750)

Book Entry Note or
    Certificated Note:              Book Entry Note

Senior Note or
    Subordinated Note:              Senior Note

Agent:                              Morgan Stanley & Co.
                                    Incorporated

Calculation Agent:                  The Chase Manhattan Bank

Minimum Denomination:               $1,000

CUSIP:                              61745EMB4

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                           MORGAN STANLEY DEAN WITTER